EXHIBIT 99.2

FORM OF EMPLOYEE STOCK OWNERSHIP PLAN VOTING INSTRUCTION CARD

FIRST BANK LUBBOCK BANCSHARES, INC.
9816 Slide Road
Lubbock, Texas 79424

This voting instruction card has been prepared in connection with the solicitation of proxies by First Bank Lubbock Bancshares, Inc. (“Company”) with respect to the special meeting of shareholders of the Company to be held on May , 2018 at 4:00 p.m., and at any adjournment or postponement of the special meeting. As a participant in the Company’s Employee Stock Ownership Plan with 401k Provisions (“KSOP”), you have the right to direct the trustee of the KSOP trust how to vote the shares of common stock of the Company allocated to your KSOP account with respect to the following proposals:

1.
Proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 12, 2017, between Company and Heartland Financial USA, Inc., as it may be amended from time to time, and the transactions contemplated by the agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to adjourn the special meeting, if necessary or appropriate.

☐ FOR	☐ AGAINST	☐ ABSTAIN

If properly executed and returned to the KSOP trustee, the shares allocated to your KSOP account will be voted in the manner directed herein. If you fail to timely and properly direct the KSOP trustee how to vote the shares allocated to your KSOP account, and as to all shares of Company stock held by the KSOP that have not been allocated, the trustee will vote such shares in accordance with its fiduciary standards of Title I of the Employee Retirement Income Security Act of 1974, as amended. By executing this voting instruction card, you are revoking any and all voting instructions previously given by you with respect to matters set forth herein.
PLEASE COMPLETE, EXECUTE AND RETURN THE INSTRUCTION CARD PROMPTLY. TO BE TIMELY, THIS INSTRUCTION CARD MUST BE ACTUALLY RECEIVED BY THE TRUSTEE ON OR BEFORE MAY [ ], 2018.

DATE: ____________________, 2018

Signature

Print name

Return by U.S. first class mail, hand delivery or otherwise to:
First Bank Lubbock Bancshares, Inc.
Attention: Denise Thomas
9816 Slide Road
Lubbock, Texas 79424

If returned other than by hand delivery, please ensure that sufficient time is allowed for actual receipt by the trustee prior to the deadline set forth above.